Exhibit 1

Transactions in the Securities of the Issuer During the Past Sixty Days

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)*	Price Range ($)	Date of Purchase/Sale

VOSS VALUE-ORIENTED SPECIAL SITUATIONS FUND, LP

Purchase of April 17, 2026 Call Option ($40.00 Strike Price)[1]	100	1.0000	-	01/28/2026

VOSS CAPITAL, LP
(Through Separately Managed Accounts)

Purchase of Common Stock	8,898	35.8202	-	01/05/2026
Purchase of Common Stock	25,000	34.5603	-	01/06/2026
Purchase of Common Stock	41,034	39.1047	-	01/14/2026
Purchase of Common Stock	50,068	38.9341	38.5582 - 39.3089	01/15/2026
Purchase of Common Stock	10,000	31.7142	-	01/23/2026
Purchase of Common Stock	85,000	28.5552	28.0913 - 28.8786	01/27/2026
Purchase of Common Stock	90,000	29.6576	29.5665 - 29.6915	01/27/2026
Purchase of Common Stock	2,138	26.2100	-	01/30/2026
Purchase of Common Stock	157,862	22.7556	22.4856 - 23.3151	02/03/2026
Purchase of Common Stock	25,000	23.7243	-	02/03/2026
Purchase of April 17, 2026 Call Option ($35.00 Strike Price)[1]	250,000	0.5000	-	02/03/2026
Purchase of July 17, 2026 Call Option ($25.00 Strike Price)[1]	46,400	3.5000	-	02/03/2026
Purchase of Common Stock	50,000	22.1999	22.1347 - 22.2650	02/04/2026
Purchase of Common Stock	15,100	23.2335	-	02/04/2026

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* The price reported in column Price Per Security ($) is a weighted average price if a price range is indicated in column Price Range ($). These securities were sold in multiple transactions at prices between the corresponding price ranges in the applicable row. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of securities sold at each separate price.

1 Represents Shares underlying American-style call options purchased in the over the counter market.